SCHEDULE 13G
CUSIP NO. 37935E101
Exhibit 1
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on this Amendment No. 4 to Schedule 13G (including amendments thereto) with respect to certain shares of Common Stock of Global Med Technologies Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Amendment No. 4 to Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on February 14, 2011.

/s/ Michael A. Roth
Michael A. Roth

/s/ Brian J. Stark
Brian J. Stark